Exhibit 99.1

American Financial Group, Inc. Announces Changes to its Board of Directors

CINCINNATI – February 19, 2025 – American Financial Group, Inc. (NYSE: AFG) announced that its Board of Directors has elected Craig Lindner Jr. and David L. Thompson Jr. as Directors.

In addition, James E. Evans has notified the Board that he will not stand for reelection at the 2025 Annual Meeting of Shareholders but will continue to advise the Company as Executive Consultant, a role he has held since his transition from a senior officer and employee of the Company in 2014. Mr. Evans will continue to serve through the remainder of his current term.

Mr. Lindner currently serves as the Divisional President of AFG Real Estate Investments, a position he has held since 2017. In this role, he manages the Company’s portfolio of apartments, resort and marina properties and other commercial real estate, in addition to its extensive portfolio of commercial mortgages. Mr. Lindner joined AFG in 2002. Over the course of a 20-year career in real estate investing and the insurance industry, he has played a key role in overseeing the management and operations of the Company’s investments in real estate equity and debt. During much of this time, he also served as a member of the executive team of AFG’s Annuity Group until the time of its sale in 2021. Mr. Lindner earned a Bachelor of Science in Finance and Accounting from Palm Beach Atlantic University. He served on the Board of Directors of Cranemere, a long-term industrial holding company, from 2017-2020.

Mr. Thompson currently serves as Chairman of the Board, President and Chief Operating Officer of Great American Insurance Company, AFG’s flagship property and casualty insurance company. Since joining Great American in 2006, he has served in various senior management capacities and has had direct executive oversight of many of Great American’s specialty property and casualty businesses, as well as its corporate reinsurance operations, the Company’s wholly owned retail agency, Dempsey & Siders, and was instrumental in the formation of its Predictive Analytics function.  Raised in a multi-lingual, international household, Mr. Thompson spent his formative years in Poland, Germany, Switzerland, Hungary and Russia before returning to the United States and earning a Bachelor of Arts in International Relations and Economics from Wheaton College. Mr. Thompson serves on the Board of Directors of the American Property Casualty Insurance Association (APCIA).

Carl H. Lindner III and S. Craig Lindner, AFG’s Co-CEOs, stated: “We are pleased to welcome Craig and David to our Board of Directors. Each of them brings extensive operating experience in their respective areas of oversight within our property and casualty and investment operations, making them both valuable additions to our Board. Importantly, Craig and David’s roles on the Board demonstrate our family’s continued commitment and involvement as significant shareholders of AFG. Their knowledge of our business, culture and values and their passion for the work we do will help to guide our company through numerous opportunities in the years to come.”

Messrs. Lindner continued, “We are grateful to Jim for his many years of service to AFG’s Board of Directors, first as a trusted advisor to our father and then as our trusted advisor. Jim has been an integral member of our Company, providing invaluable guidance and counsel for the leadership team and the Board. We are happy that we will continue to benefit from his advice and counsel as Executive Consultant.”

About American Financial Group, Inc.

American Financial Group is an insurance holding company, based in Cincinnati, Ohio. Through the operations of Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses. Great American Insurance Group’s roots go back to 1872 with the founding of its flagship company, Great American Insurance Company.

Contact:
Diane P. Weidner, IRC, CPA (inactive)
Vice President - Investor & Media Relations
513-369-5713

Websites:
www.AFGinc.com
www.GreatAmericanInsuranceGroup.com

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